Exhibit 10.2
PIONEER ENERGY SERVICES CORP.

July 17, 2020
Wm Stacy Locke
VIA HAND DELIVERY
Dear Stacy:
This letter agreement confirms our agreement relating to your resignation from employment with Pioneer Energy Services Corp. and its affiliates (collectively, the “Company”), from your membership on the Board of Directors of the Company (the “Board”) and from any other officer positions you hold at the Company or any of its affiliates and boards of directors on which you serve by reason of your position as President and Chief Executive Officer of the Company. By executing this letter agreement, you hereby confirm your resignation effective July 17, 2020 (“Separation Date“). This letter agreement (this “Agreement”) sets forth the termination benefits for which you are eligible if you sign this Separation Agreement, in full satisfaction of your entitlements, if any, under (a) the Pioneer Energy Services Corp. Key Executive Severance Plan (the “Severance Plan”), (b) the Pioneer Energy Services Corp. 2020 Employee Incentive Plan (the “Equity Plan”), and (c) that certain retention bonus agreement dated September 10, 2019 (the “Retention Bonus Agreement”).
1.    Separation. On your Separation Date, the Company will pay you all accrued salary earned through the Separation Date. You will also be paid all accrued and unused vacation time earned through the Separation Date. You are entitled to these payments regardless of whether you sign this Agreement.
2.    Severance Payments and Benefits. Subject to your satisfying the release requirement in clause (d) below, you are eligible to receive the payments and benefits described in clauses (a), (b) and (c) of this Section 2 (collectively, the “Separation Benefits”) in respect of your entitlements under the Severance Plan.
(a)    Cash Severance. The Company will pay you, in cash, the amount of $1,654,375 (the “Cash Severance”) as follows: (i) $150,000 paid within five (5) calendar days of the Release Effective Date (defined below), but in no event before July 31, 2020, (ii) $384,250 paid on October 31, 2020, (iii) $378,813 paid on January 31, 2021, (iv) $373,375 paid on April 30, 2021, and (v) $367,938 paid on July 31, 2021.
(b)    COBRA Continuation Coverage. Your rights and obligations under COBRA will be explained in a separate letter to you describing your health insurance continuation rights under COBRA. If you timely elect to continue your health benefits coverage under COBRA, the Company will pay your COBRA premiums for 18 months (the “Coverage Period”) or through the end of the month in which you cease to be eligible for COBRA, if earlier. In the event of your death during the Coverage Period, your beneficiaries shall be eligible to receive such continued medical coverage in accordance with the foregoing.
(c)    Continued Life Insurance Coverage. Life insurance benefits shall be provided for 12 months following the Separation Date at the level in effect for you immediately prior to the Separation Date, provided that you shall pay the employee portion of any required premium payments.
(d)    Release Requirement. Notwithstanding the foregoing, unless and until you execute and do not revoke the release attached hereto as Exhibit A (the “Release”) and the time period during which you can revoke the Release has expired, you shall have no right to the Separation Benefits and the Company shall have no obligation to pay the Separation Benefits to you. Further, if the Release does not become effective and irrevocable within 28 days following the Effective Date, you shall immediately forfeit your entitlements to any of the Separation Benefits. The date on which the Release becomes effective and irrevocable, if applicable, is herein referred to as the “Release Effective Date”.
(e)    Section 409A. To the maximum extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Separation Benefits are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). Each payment under clauses (a), (b) or (c) of this Section 2 shall be treated as a separate payment of compensation for purposes of applying the “short-term deferral exception” and the “separation pay exception”.
3.    Equity Award. Subject to your execution and delivery of the Restricted Stock Award Agreement attached hereto as Exhibit B (including Annex I) contemporaneous with your execution and delivery of this Agreement, on the Separation Date you will receive an award (the “Equity Award”) of 90,000 shares of Restricted Stock under the Equity Plan. You hereby acknowledge and agree that the Equity Award will vest on the Release Effective Date; provided, however, that if the Release does not become effective and irrevocable within 28 calendar days following the Separation Date, the Restricted Stock issued under the Equity Award will be immediately forfeited and cancelled for no consideration.
4.    Retention Bonus. Your resignation from the Company shall be treated as a termination of your employment with the Company other than for “Cause” under the Retention Bonus Agreement. Consequently, you shall not be required to repay your Retention Award (as defined in the Retention Bonus Agreement).
5.    Indemnification. The Company confirms and acknowledges that the Company is obligated to indemnify you pursuant to that certain Indemnification Agreement between you and the Company dated July 16, 2020 (the “Indemnification Agreement”).
6.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive nor are you entitled to receive any other compensation or severance or benefits after the Separation Date, other than any vested benefits to which you may be entitled as of the Separation Date in accordance with the terms of applicable retirement and welfare benefit plans maintained by the Company.
7.    Full Settlement. This Agreement resolves any and all outstanding disputes that may exist or which may be in dispute between you and the Company. The payments and benefits provided under this Agreement are in full satisfaction of the Company’s obligations to you upon your termination of employment.
8.    Post-Employment Restrictive Covenants. As a material condition to your participation in the Severance Plan and the Equity Plan, you agree to be bound by the post-employment restrictive covenants contained in this Section 8. This Section 8 is intended to constitute the Restricted Covenant Agreement referenced in your Severance Plan Participation Certificate and in your Restricted Stock Award Agreement.
(a)    Non-Competition. In consideration of the covenants and agreements set forth in this Agreement, the Severance Plan and the Equity Plan, you covenant and agree with the Company that, during the 12-month period following the Separation Date (the “Restricted Period”), you shall not, on behalf of a Competitor (defined below), directly or indirectly (whether as an employee, employer, consultant, agent, principal, partner, equityholder, officer or director, or in any other representative capacity) engage in the Business (defined below) in any state of the United States and any foreign country where the Company or any of its direct or indirect subsidiaries engages in the Business. For purposes of this Agreement, the “Business” means the business of land contract drilling services or production services, and any other business that you know or should know that the Company or any of its direct or indirect subsidiaries has taken material steps to engage in. The term “Competitor” shall mean any corporation, partnership or other business organization or entity that engages in, or that owns a significant interest in an entity that engages in directly or indirectly, the Business.
(b)    Non-Solicitation of Customers. During the Restricted Period following the Separation Date, you shall not, directly or indirectly, alone or in concert with others, solicit (either directly or indirectly by assisting others) the business of any customer of the Company with whom you had contact (i) while employed, during the two (2) years prior to such solicitation and (ii) during the Restricted Period, during the final two (2) years of your employment with the Company, or, in each case, otherwise induce any such customer to change its relationship with the Company.
(c)    Non-Solicitation of Company Employees. During the Restricted Period following the Separation Date, you shall not, directly or indirectly, alone or in concert with others, solicit, recruit, hire, or attempt to solicit, recruit or hire any of the Company’s current or former employees with whom you had contact (which includes, but is not limited to, employees within your chain of command or under your supervisory authority) (i) while employed, during the two (2) years prior to such solicitation and (ii) during the Restricted Period, during the final two (2) years of your employment with the Company or, in each case, otherwise induce any such current employee to terminate his or her employment with the Company.
(d)    Non-Disclosure. You agree to preserve and protect the confidentiality of all Confidential Information (as defined below), which you acknowledge is the sole and exclusive property of the Company. You agree that you will not, at any time following the Separation Date, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out of your responsibilities to the Company. You further agree to preserve and protect the confidentiality of all confidential information of third parties provided to the Company by such third parties with an expectation of confidentiality. You shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by you hereunder to preserve and protect the confidentiality of such Confidential Information. You shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable laws; provided, however, that in the event disclosure is required by applicable laws and you are making such disclosure, you shall provide the Company with prompt notice of such requirement prior to making any such disclosure to the extent practicable and not legally prohibited, so that the Company may seek an appropriate protective order at the Company’s sole cost and expense. The term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company and includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (i) technical information and materials of the Company; (ii) business information and materials of the Company; (iii) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (iv) other valuable, confidential information and materials and/or trade secrets of the Company.
(e)    Non-Disparagement. From the date hereof and at all times following the Separation Date, you shall not, and shall not induce others to, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity, or otherwise, disparage, criticize, or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, shareholders or employees, either publicly or privately, or make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliates; provided that nothing herein shall or shall be deemed to prevent or impair you from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements). The Company agrees that it will direct its directors and executive officers not to and not to cause or assist any other person or entity to disparage, criticize, or defame you either publicly or privately, or make any statements that are inflammatory, detrimental, slanderous, or negative in any way to your interests.

(f)    Permitted Disclosures. You have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits you from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. The Company and its affiliates may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement. Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.
(g)    Acknowledgement. You acknowledge that the terms of this Section 8 are reasonable and necessary in light of your unique position, responsibility and knowledge of the operations of the Company and its affiliates and the unfair advantage that your knowledge and expertise concerning the business of the Company and its affiliates would afford a competitor of the Company or its subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. If the final judgment of a court of competent jurisdiction, or any final non-appealable decision of an arbitrator in connection with a mandatory arbitration, declares that any term or provision of this Section 8 is invalid or unenforceable, the Parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 8 shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed. You acknowledge that the Company and its affiliates and the shareholders of the Company would be irreparably harmed by any breach of this Section 8 and that there would be no adequate remedy at law or in damages to compensate the Company and its affiliates and the shareholders of the Company for any such breach. You agree that the Company shall be entitled to injunctive relief, without having to post bond or other security, requiring specific performance by you of this Section 8 in addition to any other remedy to which the Company is entitled at law or in equity, and consents to the entry thereof.
9.    Continuing Obligations. You remain subject to the post-employment restrictive covenants contained in Section 3 (Confidential Information) and Section 4 (Non-Solicitation; Non-Competition; Non-Disparagement) of the Retention Bonus Agreement, each of which you hereby acknowledge and reaffirm. Failure to comply with these post-employment restrictive covenants shall be a material breach of this Agreement.
10.    Company Property. On or prior to the Separation Date, you shall return to the Company all Company property in your possession or use, including, without limitation, all automobiles, fax machines, printers, credit cards, building-access cards and keys, other electronic equipment, and any records, documents, software, e-mails or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to or containing Company confidential information.

11.    Taxes. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.
12.    Tax Withholding. All payments, benefits and other amounts made or provided pursuant to this Agreement will be subject to withholding of applicable taxes.
13.    Successors. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
14.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas (without giving effect to the choice of law provisions thereof). The parties hereby agree that the exclusive jurisdiction for the resolution of any dispute relating to or arising from this Agreement, your employment, or the termination of your employment shall be before the state and federal courts in Bexar County, Texas.
15.    Entire Agreement. You acknowledge that this Agreement (and the documents referenced herein, including the Severance Plan, Indemnification Agreement and Retention Bonus Agreement) constitutes the complete understanding between the Company and you regarding its subject matter and supersedes any and all prior written, and prior or contemporaneous oral, agreements, understandings, and discussions, whether written or oral, between you and the Company. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Agreement.
16.    Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.
17.    Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[signature page follows]

Upon acceptance of this Agreement, please sign below and return the executed copy to the Company’s General Counsel, Bryce Seki, at 1250 N.E. Loop 410, Suite 1000, e-mail address: bseki@pioneeres.com. Upon your signature below, this will become our binding agreement with respect to your separation from the Company.
PIONEER ENERGY SERVICES CORP.

By:    /s/ Matthew S. Porter
Name:    Matthew S. Porter
Title:    Interim Chief Executive Officer
UNDERSTAND AND AGREE TO THE TERMS CONTAINED IN THIS AGREEMENT AND INTEND, BY MY SIGNATURE BELOW, TO BE LEGALLY BOUND BY THOSE TERMS.
/s/ Wm. Stacy Locke        Date:    July 21, 2020
Wm. Stacy Locke

EXHIBIT A

RELEASE AGREEMENT

{see attached}

WAIVER AND RELEASE

Pioneer Energy Services Corp. has offered to pay me certain benefits (the “Benefits”) pursuant to the Pioneer Energy Services Corp. Key Executive Severance Plan (the “Plan”). The Benefits are offered to me subject to my agreement, among other things, to waive any and all of my claims against and release Pioneer Energy Services Corp. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”), and the Company’s and Affiliates’ directors and officers, employees and agents, counsel, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or any Affiliate; provided, however, that this Waiver and Release shall not apply to (i) any claim or cause of action to enforce or interpret any provision contained in the Plan, that certain letter agreement between me and the Company dated July 17, 2020, or that certain Restricted Stock Award Agreement dated July 17, 2020 (the “2020 Restricted Stock Award Agreement”), or (ii) any claims for indemnification under any charter documents or bylaws of the Company or any Affiliate or, if applicable, the director and officer indemnification agreement entered into with the Company dated July 16, 2020 (the “Indemnification Agreement”). I have read this Waiver and Release and the Plan (which, together, are referred to herein as the “Plan Materials”) and the Plan is incorporated herein by reference. The provision of the Benefits is voluntary on the part of the Company and is not required by any legal obligation other than the Plan. I choose to accept this offer.
I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Benefits, I must sign (and return to the Company’s General Counsel, Bryce Seki at 1250 N.E. Loop 410, Suite 1000, e-mail address: bseki@pioneeres.com) this Waiver and Release by 5:00 p.m. on August 8, 2020 (the “Release Expiration Date”). I acknowledge that I have been given at least 21 days to consider whether to sign and execute this Waiver and Release.
In exchange for the payment to me of Benefits, I (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or any Affiliate and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or any Affiliate, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or any Affiliate and except with respect to (w) claims to enforce my rights under the Indemnification Agreement, (x) claims to enforce my rights under that certain Letter Agreement dated July 17, 2020, between me and the Company, (y) claims to enforce my rights under the 2020 Restricted Stock Award Agreement, and (z) such rights or claims as may arise after the date this Waiver and Release is executed. The claims subject to this Waiver and Release include, but are not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code § 21.001 et seq.; the Texas Labor Code; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Plan Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.
I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.
Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the other Plan Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of seven calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer referred to above, provided that my written statement of revocation is received on or before that seventh day by the Company’s General Counsel - Bryce Seki, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of the offer referred to above, the Company shall have no obligation to provide me the Benefits. I understand that failure to revoke my acceptance of the offer referred to above within seven calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
I acknowledge that I have read this Waiver and Release, I have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

/s/ Wm. Stacy Locke	/s/ Matthew S. Porter
Wm. Stacy Locke	Matthew S. Porter, Interim Chief Executive Officer
July 21, 2020	July 21, 2020
Employee’s Signature Date	Company Execution Date
[***-**-****]
Employee’s Social Security Number

EXHIBIT B

RESTRICTED STOCK AWARD AGREEMENT

{see attached}

RESTRICTED STOCK AWARD AGREEMENT
Grant notice of Award

1.	Number of Common Shares underlying the Award	90,000
2.	Type of Award	Restricted Stock
3.	“Grant Date”	July 17, 2020
4.	Vesting Schedule
The Restricted Stock issued under the Award will vest on the date the Release (as defined in that certain Letter Agreement dated July 17, 2020 to which this Notice is attached (the “Separation Agreement”)) becomes effective and irrevocable; provided, however, that if the Release does not become effective and irrevocable on or before the seventh day following the Release Expiration Date (as defined in the Release), the Restricted Stock issued under the Award will be forfeited and cancelled for no consideration.

RESTRICTED STOCK AWARD AGREEMENT
Under the Pioneer Energy Services Corp. 2020 Equity Incentive Plan
THIS AWARD AGREEMENT (the “Award Agreement”) is made and entered into as of the Grant Date between Pioneer Energy Services Corp., a Delaware corporation (the “Company”), and Wm. Stacy Locke (the “Participant”).
The Company hereby grants to the Participant an Award of Restricted Stock (the “Award”) which represents Common Shares that are subject to vesting conditions according to the terms and conditions as set forth in this Award Agreement and in the Pioneer Energy Services Corp. 2020 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein have the meanings set forth in the Plan.
In accordance with this grant, and as a condition thereto, the Company and the Participant agree as follows:
Section 1. Number of Common Shares; Date of Grant; Vesting Schedule. The number of shares of Restricted Stock subject to the Award, the grant date, the vesting commencement date and the vesting schedule are set forth in Exhibit A to this Award Agreement.
Section 2. Transferability. Any unvested shares of Restricted Stock subject to the Award, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered, whether voluntarily, involuntarily or by option of law.
Section 3. Change in Control. The treatment upon a Change in Control of any unvested shares of Restricted Stock subject to the Award shall be determined by the Committee pursuant to Section 7.01 of the Plan; provided that Section 7.01(d) of the Plan shall not apply to the Award.
Section 4. Voting Rights. For the avoidance of doubt, subject to the Company’s Charter, any unvested shares of Restricted Stock subject to the Award shall be entitled to voting rights to the extent that the Company’s 5.00% Convertible Senior Unsecured PIK Notes due 2025 have voting rights on an as-converted basis.
Section 5. Restrictive Covenants. As a condition precedent to receiving the Award granted pursuant to this Award Agreement, the Participant shall execute and agree to be subject to the Restrictive Covenant

Agreement in substantially the form set forth in Exhibit B to the Pioneer Energy Services Corp. Key Executive Severance Plan, which is set forth in Section 8 of the Separation Agreement. Notwithstanding anything herein to the contrary, if the Participant does not execute and agree to be subject to the Restrictive Covenant Agreement contemporaneously with this Award Agreement, the Award shall be void ab initio and canceled in its entirety without any payment or consideration being due from the Company.
Section 6. Representations. The Participant represents and warrants that:
(a)     The Common Shares issued in connection with the Award are for the Participant’s own account for investment and not with any view to the distribution thereof, and the Participant will not sell, assign, transfer or otherwise dispose of the Award or any of the Common Shares issued in connection with the Award, or any interest therein, in violation of the Securities Act or any applicable state securities law.
(b)    The Participant understands that (i) the Common Shares issued in connection with the Award will not be registered under the Securities Act or any applicable state securities law and may not be sold or otherwise disposed of unless it is registered or sold or otherwise disposed of in a transaction that is exempt from such registration and (ii) the certificates representing such Common Shares will bear appropriate legends restricting the transferability thereof.
(c)    The Participant understands that the Company Group will rely upon the completeness and accuracy of these representations in establishing that the contemplated transactions are exempt from the Securities Act and hereby affirms that all such representations are accurate and complete. The Participant will notify the Company immediately of any changes in any of such information at any time.
Section 7. Spousal Consent. The Participant agrees to cause any current or future spouse of his or hers to deliver to the Company a consent in the form of the consent set forth in Annex I hereto validly executed by such spouse on the date hereof or promptly after any such person becomes his or her spouse, as applicable.
Section 8. Governing Law; Waiver of Jury Trial. This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of laws rules of such state. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Award Agreement or the transactions contemplated hereby.
Section 9. Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Award or Award Agreement, prospectively or retroactively; provided, however, and notwithstanding Section 12.02 of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would adversely affect the rights of the Participant will not to that extent be effective without the consent of the Participant.
Section 10. Interpretation. The Participant accepts this Award subject to all the terms and provisions of the Plan; provided that in the event of any conflict between any provision of the Plan and this Award Agreement, this Award Agreement shall control. The Participant accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan and/or this Award Agreement. Notwithstanding the immediately preceding sentence or the provisions of Section 3.03 of the Plan, any good faith dispute by the Participant of any action taken by the Committee in respect of this Award Agreement (or any applicable provisions of the Plan relating hereto) shall be subject to de novo review by the applicable court. The Participant acknowledges receiving a copy of the Plan.
Section 11. Notices. Any notice under this Award Agreement shall be (i) if in writing, effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Participant at his or her last known address on the books of the Company or, in the case of the Company, at the address set forth below, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section 12, or (ii) if delivered by electronic email transmission, effective when a receipt of such e-mail is requested and received.
Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
Attention: Bryce Seki, VP - General Counsel
E-mail: bseki@pioneeres.com

Section 12. Sections and Headings. All section references in this Award Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Award Agreement.
Section 13. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Award Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Award Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be duly executed as of the date first above written.

PIONEER ENERGY SERVICES CORP.
By:	/s/ Matthew S. Porter
	Name:	Matthew S. Porter
	Title:	Interim Chief Executive Officer

PARTICIPANT
By:	/s/ Wm. Stacy Locke
	Name:	Wm. Stacy Locke

Annex I
CONSENT OF SPOUSE
The undersigned spouse of Participant who is the signatory to the foregoing Award Agreement has read and hereby approves the terms and conditions of the Plan and this Award Agreement. In consideration of the Company’s granting his or her spouse the Award as set forth in the Plan and this Award Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of the Plan and this Award Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned’s spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plan or this Award Agreement.

/s/ Aimee Locke
Name: Aimee Locke
Spouse of Wm. Stacy Locke